EXHIBIT (10-17)

The Gillette Company
Estate Preservation Plan

THE GILLETTE COMPANY
ESTATE PRESERVATION PLAN
(with amendments adopted through December 15, 2003)

1.     PURPOSE. Effective January 1, 1993, The Gillette Company has adopted The Gillette Company Estate Preservation Plan for the purpose of providing eligible executive employees of the Company and its subsidiaries and affiliates the opportunity to purchase life insurance covering the lives of the employee and his or her spouse, if any, and providing a death benefit upon the second to die of the employee and such spouse (or upon the death of the employee if there is no spouse).

2.     DEFINITIONS. When used herein, the following terms shall have the respective meaning ascribed to them below. Terms expressed in the singular shall be construed to include the plural, and terms expressed in the masculine shall be construed to include the feminine unless the context plainly indicates otherwise.

(a) “Active at Work” means performing all duties of regular employment at the customary place of employment, and not absent due to illness or medical treatment for more than 5 consecutive working days in the previous 3 months.

(b) “Beneficiary” means the person(s) or entity(ies) designated by the Owner of the Policy, to whom the death benefit provided for under such Policy shall be paid in accordance with Section 10.

(c) “Collateral-Assignment” means the Collateral-Assignment executed by the Owner in favor of the Company with respect to the Company’s interest in the Policy. A specimen form of Collateral-Assignment is annexed hereto and made a part hereof.

(d) “Committee” means the Personnel Committee of the Board of Directors of the Company.

(e) “Company” means The Gillette Company, a Delaware corporation.

(f) “Effective Date” means January 1, 1993.

(g) “Eligible Executive” means an executive employee of the Company or one of its subsidiaries or affiliates who is designated as being eligible to participate in the Plan in accordance with Section 3.

(h) “Initial Enrollment Date” shall mean the first day of the month following an individual’s designation as an Eligible Executive, but no earlier than the Effective Date.

(i) “Insureds” means the Participant and his or her lawful spouse on the relevant date.

(j) “Insurer” means the insurance company that issues the Policy under the Plan.

(k) “Owner” means the Participant, the Insureds or such other person(s) or entity(ies) designated by the Participant to be the owner of the Policy.

(l) “Participant” means an Eligible Executive who elects to participate in the Plan and who satisfies the conditions for enrollment as set forth in Section 4.

(m) “Plan” means The Gillette Company Estate Preservation Plan as set forth herein, as it may be modified from time to time hereafter.

(n) “Plan Administrator” means the Senior Vice President - Personnel and Administration of the Company or such other officer of the Company designated by the Committee to administer the Plan.

(o) “Plan Year” means the calendar year.

(p) “Policy” means the insurance policy issued by the Insurer to the Owner pursuant to the terms of the Plan.

(q) “Policy Date” means the effective date of a Policy. The Policy Date with respect to any Policy may be a January 1 or July 1. The Policy Date with respect to Policies issued during the initial enrollment period shall be January 1, 1993.

(r) “Policy Year” means each 12-consecutive month period designated as such in a Policy. The first Policy Year with respect to a Policy shall commence on the applicable Policy Date.

(s) “Split Dollar Agreement” means the Split Dollar Agreement executed by the Owner, the Eligible Executive and the Company with respect to the Company’s interest in the Policy. A specimen form of Split Dollar Agreement is annexed hereto and made a part hereof.

3.     ELIGIBILITY. The Eligible Executives shall be those executive employees of the Company and its subsidiaries and affiliates who are designated by the Plan Administrator as eligible under this Plan based upon their job grade, officer status, employment status or other eligibility criteria, as set forth in Exhibit A hereto. The Plan does not constitute a contract of employment or a promise of continuing employment, and nothing in the Plan shall interfere with the right of the Company and its subsidiaries and affiliates to terminate the employment of any employee at any time.

4.     ENROLLMENT IN PLAN. An Eligible Executive shall enroll in the Plan, and thereby become a Participant hereunder, by (i) completing an application to participate in the Plan, (ii) designating the Owner of the Policy to be purchased, (iii) completing the documents and instruments furnished by the Insurer for underwriting purposes, (iv) if applicable, causing his or her spouse to complete the documents and instruments furnished by the Insurer, and to submit to a medical examination, for underwriting purposes, (v) executing, and if applicable causing his or her spouse to execute, the Split-Dollar Agreement and such other documents and instruments deemed necessary or desirable by the Company, and (vi) causing the Owner of the Policy to designate a Beneficiary and to execute the Split-Dollar Agreement, Collateral-Assignment and such other documents and instruments deemed necessary or desirable by the Insurer or the Company.

If an Eligible Executive elects to enroll when first eligible under the Plan and meets the Insurer’s Active at Work test, and the Initial Enrollment Date is other than a Policy Date, the Company in its discretion may provide for temporary coverage during the period between the Initial Enrollment Date and the Policy Date, through a policy underwritten by the Insurer on the life of the Eligible Executive and, upon the submission and approval by the Insurer of all application material, the joint lives of the Insureds.

If an Eligible Executive initially declines to participate in the Plan, and later elects to enroll in the Plan, the Company in its discretion may provide for temporary coverage until the Eligible Executive’s Policy Date, subject to the Insurer’s limitations on underwriting such coverage.

5.     AMOUNT OF COVERAGE. The death benefit coverage that may be purchased under a Policy shall be the amount specified in Exhibit A hereto (“Coverage”).

6.     COST OF COVERAGE. The cost of the Coverage under a Policy for each Policy Year shall be determined by the Insurer based upon the assumptions and guidelines agreed to by the Insurer and the Company. It is the Company’s intent that differences in the cost of the Coverage for each of the Participants covered by Policies having the same Policy Date shall be attributable solely to the respective attained ages of the Insureds on such Policy Date, provided that the Participant elected to enroll when first eligible under the Plan and met the Insurer’s Active at Work test.

The portions of the cost of the Coverage under each Policy to be paid by each of the Owner thereof and the Company shall be determined in accordance with the terms of the related Split-Dollar Agreement and Collateral-Assignment, based upon the assumptions and guidelines set forth in Exhibit A hereto.

7.     PURCHASE OF POLICIES. The Policies shall be purchased by each Owner from the Insurer designated by the Company. The Company shall take all reasonable steps necessary to enable the Insurer to issue the Policies in conformance with the terms of this Plan. Each Owner shall be the sole and absolute owner of the Policy purchased by such Owner and may exercise all ownership rights granted by the terms of the Policy, subject to the terms of the related Split-Dollar Agreement and Collateral-Assignment.

The benefit provided under the Plan is the opportunity for a Participant or designated Owner to purchase and own the Policy under the terms and conditions set forth therein. The actual benefits to be derived from ownership of the Policy are not guaranteed by the Company, the Plan Administrator or the Insurer (other than payment by the Insurer of the specified death benefit proceeds upon the death of the survivor of the Insureds in accordance with the terms of the Policy and any cash value increases as and when credited by the Insurer under the Policy). Neither the Company nor the Plan Administrator guarantees any specific level or rate of cash value accumulation under any Policy purchased under the Plan.

8.     PAYMENT OF PREMIUMS. While the related Split-Dollar Agreement remains in effect, the Company shall remit to the Insurer the total premium due under the Policy for each Policy Year, which shall include the amount of the Company’s contribution toward premium as set forth in the Split-Dollar Agreement. The Owner (or the Participant on behalf of the Owner) shall remit to the Company the balance of the premium due under the Policy for such Policy Year, in such manner and at such time or times as the Company and the Owner shall agree. In the event that the Owner (or the Participant on behalf of the Owner) fails to remit any amount due the Company for any Policy Year, the Company shall be deemed to have paid such amount for its own account in determining the Company’s interest in the Policy pursuant to the related Split-Dollar Agreement and Collateral-Assignment.

Following the termination of the Split-Dollar Agreement while either or both of the Insureds are alive, the Owner shall be responsible for payment to the Insurer of the total premium due (if any) under the Policy for each Policy Year thereafter.

9.     COMPANY INTEREST IN POLICY. As a condition to a Participant’s enrollment in the Plan, the Participant and his or her designated Owner with respect to the Policy shall execute a Split- Dollar Agreement and the Owner shall execute a Collateral-Assignment, which documents shall establish the rights of the Company with respect to the death benefit proceeds and cash value under the Policy. The terms of the particular Split-Dollar Agreement and Collateral-Assignment executed by a Participant and related Owner shall apply solely to such Participant and Owner.

At any time while the Split-Dollar Agreement is in effect, the Company’s interest in each Policy shall be equal to the Company’s cumulative contributions toward the premium under the Policy, including amounts deemed to have been paid for the Company’s account in accordance with the terms of the Split-Dollar Agreement. Following the termination of the Split-Dollar Agreement, the Company shall receive from the Insurer the amount of the Company’s cumulative contributions toward the premium under the Policy and, upon receipt of such amount, the Company shall have no further interest in or responsibility for the Policy. In the event that, upon the termination of the Split-Dollar Agreement, there is insufficient cash value under the Policy to satisfy the Company’s interest therein, the Company shall have the right to receive the cash value or death benefit proceeds available at such time and any additional amounts available under the Policy thereafter (up to the dollar amount of the Company’s remaining interest), and neither the Insureds nor the Owner shall have any liability to the Company for the unpaid balance (other than to the extent of amounts mistakenly received under the Policy prior to full satisfaction of the Company’s interest).

The Split-Dollar Agreement and Collateral-Assignment shall contain provisions implementing the foregoing paragraphs of this Section and such other provisions, including limitations on the Owner’s rights and benefits under the Policy, as the Company determines to be necessary or desirable in order to secure and protect its interest in the Policy. Anything contained herein to the contrary notwithstanding, the Owner shall at all times have the right to cancel or surrender the Policy and thereby terminate the related Split-Dollar Agreement.

10.     PAYMENT OF DEATH BENEFIT. Subject to the terms of the related Split-Dollar Agreement and Collateral-Assignment, the death benefit payable under a Policy upon the death of the survivor of the Insureds shall be paid to the Beneficiary in such form and at such time or times as the Beneficiary may elect in accordance with the terms of the Policy.

11.     SOURCE OF BENEFITS. Any benefit payable to or on account of a Participant under this Plan shall be paid by the Insurer in accordance with the Policy and, if applicable, the related Split- Dollar Agreement and Collateral Assignment.

12.     NON-ALIENATION OF BENEFITS. Except to the extent provided in the Policy and the related Split-Dollar Agreement and Collateral-Assignment, the benefits provided under this Plan may not be assigned or alienated and shall not be subject to attachment, garnishment or other legal or equitable process.

13.     ADMINISTRATION. The Plan Administrator shall be the named fiduciary under the Plan, and shall have the discretionary authority to control and manage the operation and administration of the Plan, including but not limited to the power to construe and interpret the provisions of the Plan, to determine the eligibility of employees to participate in the Plan and the benefit entitlements of Participants, and to establish rules and procedures (and to amend, modify or rescind the same) for the administration of the Plan. The Plan Administrator may delegate ministerial duties to other employees of the Company and to third parties. The Plan Administrator shall be eligible to participate in the Plan but shall not act upon any matter that relates solely to his interest in the Plan as a Participant.

In amplification and clarification of its powers and responsibilities hereunder, and not in limitation thereof, the Plan Administrator shall have full discretionary authority to determine whether an individual is an eligible full-time employee for any period, based on the Company’s contemporaneous employment classification (or, in the absence of a formal employment classification, contemporaneous treatment for non-Plan purposes) of the individual (i) as an employee rather than a non-employee service provider, and (ii) as being in full-time status. If an individual who was not previously classified as an employee is reclassified, whether by administrative determination or by action of any court or governmental agency, as an employee in a category or grade that would enable such individual to participate in the Plan, the individual shall be eligible to participate in the Plan, if he or she has otherwise fulfilled the participation requirements set forth in the Plan, only from and after the actual date the Plan Administrator is notified of such reclassification (or, if later, the date of any final determination with respect thereto under Section 503 of ERISA or otherwise, if such reclassification is challenged), even if such reclassification has or purports to have retroactive effect for other purposes.

The Plan Administrator shall make all determinations concerning a Participant’s entitlement to benefits under the Plan. If a Participant believes that he has been denied a benefit under the Plan to which he is entitled, the Participant may file a written request for such benefit with the Plan Administrator, setting forth his claim. Any decision by the Plan Administrator denying a claim for benefits by a Participant shall be set forth in writing specifying the reasons for the denial in a manner calculated to be understood by the Participant and advising the Participant of his or her right to obtain a review of such decision. Participants may request a review of any decision denying a benefit claim by filing a request for such in writing to the Plan Administrator within 60 days of the Participant’s receipt of the denial of his claim, otherwise he shall be barred and estopped from challenging such claim denial. The Plan Administrator shall conduct a full and fair review of the request for review and the underlying claim and shall render a decision thereon in writing, generally within 60 days of receiving the Participant’s request for review (but may extend the period for rendering a decision to 120 days if special circumstances warrant the extension). The interpretation and construction of the Plan by the Plan Administrator, and any action taken thereunder, shall be binding and conclusive upon all persons and entities claiming to have an interest under the Plan.

The Plan Administrator shall not be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of the Plan provided that such action or omission is made in good faith.

14.     NOTICES. Any notice or document required to be given to or filed with the Company or the Plan Administrator shall be deemed given or filed if delivered by certified or registered mail, return receipt requested, to such party’s attention at the Company’s offices, Prudential Tower Building, Boston, Massachusetts 02199.

15.     AMENDMENT AND TERMINATION. The Plan may be amended or terminated at any time and from time to time, in whole or in part, by the Plan Administrator; provided, however, that any amendment that would materially increase the cost of the Plan to the Company or would result in a material change in the nature of the benefits provided under the Plan, or any termination of the Plan, shall not be effective without the approval of the Committee. No such amendment or termination shall adversely affect the rights of any Participant (without his or her consent) under any Policy theretofore issued pursuant to the Plan or any related Split-Dollar Agreement and Collateral-Assignment theretofore entered into.

16.     VALIDITY. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect in any respect the validity of the remaining provisions of the Plan.

17.     GOVERNING DOCUMENTS. In the event of any inconsistency between the terms of the Plan set forth herein and the terms of any Policy purchased with respect to a Participant or the related Split-Dollar Agreement or Collateral-Assignment, the terms of such Policy or agreement shall be controlling as to that Participant, his or her spouse, the designated Owner and Beneficiary, and any assignee or successor-in-interest of any of the foregoing persons.

18.     APPLICABLE LAW. The provisions of the Plan shall be construed and administered in accordance with the laws of the Commonwealth of Massachusetts, except to the extent superseded by applicable Federal law.

THE GILLETTE COMPANY

By: /s/ Robert E. DiCenso_______________
Robert E. DiCenso
Senior Vice President - Personnel and Administration

Date: April 9, 1997______________

[Reflects amendment adopted
August 10, 1999 and
December 15, 2003]

THE GILLETTE COMPANY ESTATE PRESERVATION PLAN

EXHIBIT A

Eligibility Requirements for Participation

Grade Level/Officer Status: Grade 25 or above, or holding any of the following By-Law officer positions in The Gillette Company: Chairman of the Board, Chief Executive Officer, President, Vice Chairman of the Board, Executive Vice President, Senior Vice President, Vice President, Internal Auditor, Patent and Trademark Counsel, or Secretary.

Employment Status: Full-time employee who is generally treated by The Gillette Company as a United States employee for employment and benefit purposes.

Amount of Coverage

$1,000,000 face amount

Company/Owner Portions of Policy Premium

The respective portions of the annual premium due under a Policy to be paid by each of the Company and the Owner initially shall be determined at the inception of the Policy on the basis that

(1)	the Company shall make five equal annual payments commencing on the Policy Date and each anniversary thereof,
(2)	the Owner shall make fifteen equal annual payments commencing on the Policy Date and each anniversary thereof,
(3)
for married Participants who enroll when first eligible under the Plan, the present value (determined as of the Policy Date using a 7% pre-tax/4.2% post-tax per annum discount rate) of the cumulative payments to be made by each of the Company and the Owner shall be the same, and

(4)
for unmarried Participants who enroll when first eligible under the Plan, the determination of the Owner’s portion of the premium shall be made in the same manner as in clause (3) above assuming that the Participant had a spouse of equal age.

Any or all of the above guidelines may be adjusted at the Company’s discretion for Participants who do not enroll when first eligible or do not meet the Insurer’s Active at Work test. The amount of the Company’s contribution toward the annual premium under a Policy shall not change unless agreed to by the Company in writing. The amount of the Owner’s portion of the annual premium due under a Policy may change from year to year in accordance with the terms of the Policy and the related Split-Dollar Agreement.

Manner of Payment of Owner Portion of Premium

The Owner’s portion of the premium due under the Policy shall be paid to the Company in a single lump sum at the beginning of each Policy Year upon advance notification by the Company unless the Owner and Participant agree to have such amount collected by the Company by payroll deduction from the Participant’s regular salary.

ATTACHMENTS

Specimen form of Split-Dollar Agreement
Specimen form of Collateral-Assignment
Specimen form of Certification of Trustee(s) and Proposed Insureds